THE GABELLI DIVIDEND & INCOME TRUST (the "Trust")

EXHIBIT TO ITEM 77Q1

THE GABELLI DIVIDEND & INCOME FUND
FORM OF
STATEMENT OF PREFERENCES
OF
6.00% SERIES D CUMULATIVE PREFERRED SHARES

The Gabelli Dividend & Income Fund, a Delaware statutory Fund (the "Fund"), hereby certifies that:

FIRST: The Board of Trustees of the Fund, at a meeting duly convened and held on February 25, 2004, pursuant to authority expressly vested in it by Article III of the Agreement and Declaration of Fund, adopted resolutions classifying unlimited amount of shares as authorized but unissued preferred shares of the Fund, par value $0.001 per share and at a meeting duly convened and held on May 18, 2005 authorized the designation and issuance of an unlimited amount of 6.00% Series D Cumulative Preferred
Shares at such times and in such amounts as the Pricing
Committee should determine.

SECOND: The Pricing Committee, at a meeting duly
convened and held on October 28, 2005, pursuant to
authority granted it by the Board of Trustees of the Fund
at its August 9, 2005 meeting, approved the designation and
issuance by the Fund of up to 2,600,000 shares of     %
Series D Cumulative Preferred Shares.

THIRD: The preferences, rights, voting powers, restrictions, limitations as to dividends and distributions, qualifications, and terms and conditions of redemption of the 6.00% Series D Cumulative Preferred
Shares, par value $0.001 per share, as set by the Board of Trustees are as follows:

DESIGNATION

Series D Preferred Shares: A series of 2,600,000 preferred shares, par value $0.001 per share, liquidation preference $25 per share, is hereby designated "Series D
Cumulative Preferred Shares" (the "Series D Preferred
Shares"). Each share of Series D Preferred Shares may be issued on a date to be determined by the Board of Trustees of the Fund; have an initial dividend rate stated as a rate per annum, an initial Dividend Period and an initial
Dividend Payment Date as shall be determined in advance of the issuance thereof by the Board of Trustees of the Fund;
and have such other preferences, rights, voting powers, restrictions, limitations as to dividends and distributions, qualifications and terms and conditions of redemption, in addition to those required by applicable law or set forth in the Governing Documents applicable to Preferred Shares of the Fund, as are set forth in this Statement of Preferences. The Series D Preferred Shares shall constitute a separate series of Preferred Shares.

PART I

DEFINITIONS

Unless the context or use indicates another or different meaning or intent, each of the following terms when used in this Statement of Preferences shall have the meaning ascribed to it below, whether such term is used in the singular or plural and regardless of tense:

"Accountant's Confirmation" means a letter from an Independent Accountant delivered to Moody's with respect to certain Basic Maintenance Reports substantially to the effect that:

(a)           the Independent Accountant has read the
Basic Maintenance Report or Reports prepared by the Administrator during the referenced calendar year that are referred to in such letter;

(b)           with respect to the issue size
compliance, issuer diversification and industry diversification calculations, such calculations and the resulting Market Value of the Moody's
Eligible Assets included in the Reports and the Adjusted Value of the Moody's Eligible Assets included in the Reports are numerically correct;

(c) with respect to the excess or deficiency of the Adjusted Value of the Moody's Eligible
Assets included in the Reports when compared to the Basic Maintenance Amount calculated for Moody's, the results of the calculation set forth in the Reports have been recalculated and are numerically correct;

(d)           with respect to the Rating Agency
ratings on corporate evidences of indebtedness, convertible corporate evidences of indebtedness and preferred stock listed in the Reports, that information has been traced and agrees with the information provided directly or indirectly by the respective rating agencies (in the event such information does not agree or such information is not listed in the accounting records of the Fund, the Independent Accountants will inquire of the rating agencies what such information is and provide a listing in their letter of such differences, if any);

(e)           with respect to issuer name and coupon
or dividend rate listed in the Reports, that information has been traced and agrees with information listed in the accounting records of the Fund;

(f)            with respect to issue size listed in
the Reports, that information has been traced and agrees with information provided by a Pricing
Service or such other services as Moody's may authorize from time to time;

(g)           with respect to the prices (or
alternative permissible factors used in
calculating the Market Value as provided by this Statement of Preferences) provided by the Administrator of the Fund's assets for purposes of valuing securities in the portfolio, the Independent Accountant has traced the price used in the Reports to the price provided by such Administrator (in accordance with the procedures provided in this Statement of Preferences) and verified that such information agrees (in the event such information does not agree, the Independent Accountants will provide a listing in their letter of such differences); and

(h)           with respect to the description of each
security included in the Reports, the description of Moody's Eligible Assets has been compared to the definition of Moody's Eligible Assets contained in this Statement of Preferences, and the description as appearing in the Reports agrees with the definition of Moody's Eligible
Assets as described in this Statement of Preferences.

Each such letter may state that:  (i) such Independent
Accountant has made no independent verification of the accuracy of the description of the investment securities listed in the Reports or the Market Value of those securities nor has it performed any procedures other than those specifically outlined above for the purposes of issuing such letter; (ii) unless otherwise stated in the letter, the procedures specified therein were limited to a comparison of numbers or a verification of specified computations applicable to numbers appearing in the Reports and the schedule(s) thereto; (iii) the foregoing procedures do not constitute an examination in accordance with generally accepted auditing standards and the Reports contained in the letter do not extend to any of the Fund's financial statements taken as a whole; (iv) such Independent Accountant does not express an opinion as to whether such procedures would enable such Independent
Accountant to determine that the methods followed in the preparation of the Reports would correctly determine the Market Value or Discounted Value of the investment portfolio; and (v) accordingly, such Independent Accountant expresses no opinion as to the information set forth in the Reports or in the schedule(s) thereto and makes no representation as to the sufficiency of the procedures performed for the purposes of this Statement of Preferences.

Such letter shall also state that the Independent
Accountant is an "independent accountant" with respect to the Fund within the meaning of the Securities Act of 1933, as amended, and the related published rules and regulations thereunder.

"Adjusted Value" of each Moody's Eligible Asset shall be computed as follows:

(a) cash shall be valued at 100% of the face value thereof;

(b)           all other Moody's Eligible Assets shall
be valued at the Discounted Value thereof; and

(c)           each asset that is not a Moody's
Eligible Asset shall be valued at zero.

"Administrator" means the other party to the Administration Agreement with the Fund which shall initially be Gabelli Funds, LLC, a New York limited liability company, and will include, as appropriate, any sub-administrator appointed by the Administrator.

"ADRs" means U.S. dollar-denominated American
Depository Receipts.

"Adviser" means Gabelli Funds, LLC, a New York limited liability company, or such other person as shall be serving as the investment adviser of the Fund.

"Annual Valuation Date" means the Valuation Date each calendar year so designated by the Fund, commencing in the calendar year 2003.

"Asset Coverage" means asset coverage, as determined in accordance with Section 18(h) of the 1940 Act, of at least 200% with respect to all outstanding senior securities of the Fund which are stock, including all Outstanding Series D Preferred Shares (or such other asset coverage as may in the future be specified in or under the 1940 Act as the minimum asset coverage for senior securities which are stock of a closed-end investment company as a condition of declaring dividends on its common stock), determined on the basis of values calculated as of a time within 48 hours (not including Saturdays, Sundays or holidays) next preceding the time of such determination.

"Basic Maintenance Amount" means, as of any Valuation
Date, the dollar amount equal to (a) the sum of (i) the product of the number of shares of each class or series of Preferred Shares Outstanding on such Valuation Date multiplied by the Liquidation Preference per share; (ii) to the extent not included in (i) the aggregate amount of cash dividends and distributions (whether or not earned or declared) that will have accumulated for each Outstanding
Preferred Share from the most recent Dividend Payment Date to which dividends and distributions have been paid or duly provided for (or, in the event the Basic Maintenance Amount is calculated on a date prior to the initial Dividend
Payment Date with respect to a class or series of the Preferred Shares, then from the Date of Original Issue) through the Valuation Date plus all dividends and distributions to accumulate on the Preferred Shares then
Outstanding during the 70 days following such Valuation
Date or, if less, during the number of days following such Valuation Date that Preferred Shares called for redemption are scheduled to remain Outstanding; (iii) the Fund's other liabilities due and payable as of such Valuation Date
(except that dividends and other distributions payable by the Fund on Common Shares shall not be included as a liability) and such liabilities projected to become due and payable by the Fund during the 90 days following such Valuation Date (excluding liabilities for investments to be purchased and for dividends and other distributions not declared as of such Valuation Date); and (iv) any current liabilities of the Fund as of such Valuation Date to the extent not reflected in (or specifically excluded by) any of (a)(i) through (a)(iii) (including, without limitation, and immediately upon determination, any amounts due and payable by the Fund pursuant to reverse repurchase agreements and any payables for assets purchased as of such Valuation Date) less (b)(i) the Adjusted Value of any of the Fund's assets or (ii) the face value of any of the Fund's assets if, in the case of both (b)(i) and (b)(ii), such assets are either cash or evidences of indebtedness which mature prior to or on the date of redemption or repurchase of Preferred Shares or payment of another liability and are either U.S. Government Obligations or evidences of indebtedness which have a rating assigned by Moody's of at least Aaa, P-1, VMIG-1 or MIG-1 or by S&P of at least AAA, SP-1+ or A-1+, and are irrevocably held by the Fund's custodian bank in a segregated account or deposited by the Fund with the Dividend-Disbursing Agent for the payment of the amounts needed to redeem or repurchase Preferred Shares subject to redemption or repurchase or any of (a)(ii) through (a)(iv); and provided that in the event the Fund has repurchased Preferred Shares and irrevocably segregated or deposited assets as described above with its custodian bank or the Dividend-Disbursing
Agent for the payment of the repurchase price the Fund may deduct 100% of the Liquidation Preference of such Preferred
Shares to be repurchased from (a) above.  Basic Maintenance
Amount shall, for purposes of this Statement of Preferences, have a correlative meaning with respect to any other class or series of Preferred Shares.

"Basic Maintenance Amount Cure Date" means, with respect to the Series D Preferred Shares, 10 Business Days following a Valuation Date, such date being the last day upon which the Fund's failure to comply with paragraph
5(a)(ii)(A) of Part II hereof could be cured, and for the purposes of this Statement of Preferences shall have a correlative meaning with respect to any other class or series of Preferred Shares.

"Basic Maintenance Report" or "Report" means, with respect to the Series D Preferred Shares, a report prepared by the Administrator which sets forth, as of the related
Valuation Date, Moody's Eligible Assets sufficient to meet or exceed the Basic Maintenance Amount, the Market Value and Discounted Value thereof (seriatim and in the aggregate), and the Basic Maintenance Amount, and for the purposes of this Statement of Preferences shall have a correlative meaning with respect to any other class or series of Preferred Shares.

"Board of Trustees" means the Board of Trustees of the Fund or any duly authorized committee thereof as permitted by applicable law.

"Business Day" means a day on which the New York Stock
Exchange is open for trading and that is neither a Saturday, Sunday nor any other day on which banks in The
City of New York, New York are authorized or obligated by law to close.

"By-Laws" means the By-Laws of the Fund as amended from time to time.

"Common Shares" means the common shares of beneficial interest of the Fund, par value $0.001 per share.

"Cure Date" shall have the meaning set forth in paragraph 3(a) of Part II hereof.

"Date of Original Issue" means November 3, 2005, and for the purposes of this Statement of Preferences shall have a correlative meaning with respect to any other class or series of Preferred Shares.

"Declaration" means the Amended and Restated Agreement and Declaration of Fund of the Fund, dated as of August 20, 2003, as amended, supplemented or restated from time to time (including by this Statement of Preferences or by way of any other supplement or Statement of Preferences authorizing or creating a class of shares of beneficial interest in the Fund).

"Deposit Assets" means cash, Short-Term Money Market
Instruments and U.S. Government Obligations. Except for determining whether the Fund has Moody's Eligible Assets with an Adjusted Value equal to or greater than the Basic
Maintenance Amount, each Deposit Asset shall be deemed to have a value equal to its principal or face amount payable at maturity plus any interest payable thereon after delivery of such Deposit Asset but only if payable on or prior to the applicable payment date in advance of which the relevant deposit is made.

"Discounted Value" means, as applicable, (a) the quotient of the Market Value of an Eligible Asset divided by the applicable Discount Factor or (b) such other formula for determining the discounted value of an Eligible Asset as may be established by an applicable Rating Agency, provided, in either case that with respect to an Eligible
Asset that is currently callable, Discounted Value will be equal to the applicable quotient or product as calculated above or the call price, whichever is lower, and that with respect to an Eligible Asset that is prepayable, Discounted
Value will be equal to the applicable quotient or product as calculated above or the par value, whichever is lower.

"Dividend-Disbursing Agent" means, with respect to the Series D Preferred Shares, EquiServe Fund Company, N.A. and its successors or any other dividend-disbursing agent appointed by the Fund and, with respect to any other class or series of Preferred Shares, the Person appointed by the Fund as dividend-disbursing or paying agent with respect to such class or series.

"Dividend Payment Date" means with respect to the Series D Preferred Shares, any date on which dividends and distributions declared by the Board of Trustees thereon are payable pursuant to the provisions of paragraph 1(a) of
Part II of this Statement of Preferences and shall for the purposes of this Statement of Preferences have a correlative meaning with respect to any other class or series of Preferred Shares.

"Dividend Period" shall have the meaning set forth in paragraph 1(a) of Part II hereof, and for the purposes of this Statement of Preferences shall have a correlative meaning with respect to any other class or series of Preferred Shares.

"Eligible Assets" means Moody's Eligible Assets (if
Moody's is then rating the Series D Preferred Shares at the request of the Fund), S&P Eligible Assets (if S&P is then rating the Series D Preferred Shares at the request of the
Fund), and/or Other Rating Agency Eligible Assets if any
Other Rating Agency is then rating the Series D Preferred
Shares or any other outstanding series of Preferred Shares, whichever is applicable.

"Governing Documents" means the Declaration and the By-Laws.

"Independent Accountant" means a nationally recognized accountant, or firm of accountants, that is with respect to the Fund an independent public accountant or firm of independent public accountants under the Securities Act of 1933, as amended.

"Liquidation Preference" shall, with respect to the Series D Preferred Shares, have the meaning set forth in paragraph 2(a) of Part II hereof, and for the purposes of this Statement of Preferences shall have a correlative meaning with respect to any other class or series of Preferred Shares.

"Market Value" means the amount determined by the Fund with respect to Moody's Eligible Assets in accordance with valuation policies adopted from time to time by the Board of Trustees as being in compliance with the requirements of the 1940 Act.

Notwithstanding the foregoing, "Market Value" may, at the option of the Fund with respect to any of its assets, mean the amount determined with respect to specific Moody's
Eligible Assets of the Fund in the manner set forth below:

(a)           as to any common or preferred stock
which is a Moody's Eligible Asset, (i) if the stock is traded on a national securities exchange or quoted on the Nasdaq System, the last sales price reported on the Valuation Date or (ii) if there was no reported sales price on the Valuation Date, the lower of two bid prices for such stock provided to the Administrator by two recognized securities dealers with minimum capitalizations of $25,000,000 (or otherwise approved for such purpose by Moody's) or by one such securities dealer and any other source
(provided that the utilization of such source would not adversely affect Moody's then-current rating of the Series D Preferred Shares), at least one of which shall be provided in writing or by telecopy, telex, other electronic transcription, computer obtained quotation reducible to written form or similar means, and in turn provided to the Fund by any such means by such Administrator, or, if two bid prices cannot be obtained, such Moody's Eligible Asset shall have a Market Value of zero;

(b)           as to any U.S. Government Obligation,
Short Term Money Market Instrument (other than demand deposits, federal funds, bankers' acceptances and next Business Day repurchase agreements) and commercial paper with a maturity of greater than 60 days, the product of (i) the principal amount (accreted principal to the extent such instrument accretes interest) of such instrument, and (ii) the lower of the bid prices for the same kind of instruments having, as nearly as practicable, comparable interest rates and maturities provided by two recognized securities dealers having a minimum capitalization of $25,000,000 (or otherwise approved for such purpose by Moody's) or by one such dealer and any other source (provided that the utilization of such source would not adversely affect Moody's then-current rating of the Series D Preferred Shares) to the
Administrator, at least one of which shall be provided in writing or by telecopy, telex, other electronic transcription, computer obtained quotation reducible to written form or similar means, and in turn provided to the Fund by any such means by such Administrator, or, if two bid prices cannot be obtained, such Moody's Eligible
Asset will have a Market Value of zero;

(c)           as to cash, demand deposits, federal
funds, bankers' acceptances and next Business Day repurchase agreements included in Short-Term
Money Market Instruments, the face value thereof;

(d)           as to any U.S. Government Obligation,
Short-Term Money Market Instrument or commercial paper with a maturity of 60 days or fewer, amortized cost unless the Board of Trustees determines that such value does not constitute fair value; and

(e) as to any other evidence of indebtedness which is a Moody's Eligible Asset, (i) the product of (A) the unpaid principal balance of such indebtedness as of the Valuation Date and
(B)(1) if such indebtedness is traded on a national securities exchange or quoted on the Nasdaq System, the last sales price reported on the Valuation Date or (2) if there was no reported sales price on the Valuation Date or if such indebtedness is not traded on a national securities exchange or quoted on the Nasdaq
System, the lower of two bid prices for such indebtedness provided by two recognized dealers with a minimum capitalization of $25,000,000 (or otherwise approved for such purpose by Moody's) or by one such dealer and any other source
(provided that the utilization of such source would not adversely affect Moody's then-current rating of the Series D Preferred Shares) to the Administrator, at least one of which shall be provided in writing or by telecopy, telex, other electronic transcription, computer obtained quotation reducible to written form or similar means, and in turn provided to the Fund by any such means by such Administrator, plus
(ii) accrued interest on such indebtedness.

"Monthly Valuation Date" means the last Valuation Date of each calendar month.

"Moody's" means Moody's Investors Service, Inc., or its successors at law. In the event that Moody's is no longer rating the Series D Preferred Shares at the request of the Fund, "Moody's" shall be deemed to refer to any other nationally recognized securities rating agency designated by the Fund.

"Moody's Discount Factor" means, with respect to a Moody's Eligible Asset specified below, the following applicable number:

TYPE OF MOODY'S ELIGIBLE ASSET:                               MOODY'S
                                                             DISCOUNT
                                                              FACTOR:

 Short Term Money Market
Instruments (other than U.S.
Government Obligations set
forth below) and other
commercial paper:

U.S. Treasury Securities with
final maturities that are less
than or equal to 60 days                                       1.00

Demand or time deposits,
certificates of deposit and
bankers' acceptances includible
in Short Term Money Market Instruments                         1.00

Commercial paper rated P-1 by
Moody's maturing in 30 days or less                            1.00

Commercial paper rated P-1 by
Moody's maturing in more than
30 days but in 270 days or less                                1.15

Commercial paper rated A-1+ by
S&P maturing in 270 days or less                               1.25

Repurchase obligations includible
in Short Term Money Market
Instruments if term is less
than 30 days and counterparty
is rated at least A2                                           1.00

Other repurchase obligations                           Discount Factor
                                                       applicable to
                                                      underlying assets

U.S. Common Stocks and Common
Stocks of foreign issuers for
which ADR's are traded:

Large Cap Stocks (Market
Capitalization in excess of $10 billion)                       2.00

Mid Cap Stocks (Market
Capitalization in between $2
billion and $10 billion)                                       2.05

Small Cap Stocks (Market
Capitalization less than $2 billion)                           2.20

Common Stocks of foreign issuers
(in existence for at least five
years) for which no ADR's are traded                           4.00



* Discount Factors are for a 7-week exposure period; the Discount Factor applicable to Rule 144A securities shall be increased by 20%. Unless conclusions regarding liquidity risk and estimates of both the probability and severity of default for the Fund's assets can be derived from other sources, securities rated below B by Moody's and unrated securities, which are securities rated by neither Moody's, S&P nor Fitch, are limited to 10% of Moody's Eligible
Assets. If a convertible corporate debt security is unrated by Moody's, S&P or Fitch, the Fund will use the percentage set forth under "NR" in this table. Ratings assigned by S&P or Fitch are generally accepted by Moody's at face value.
However, adjustments to face value may be made to particular categories of credits for which the S&P and/or
Fitch rating does not seem to approximate a Moody's rating equivalent. Securities with different ratings assigned by S&P and Fitch will be accepted at the lower of the two ratings.

Type of Moody's Eligible Asset:                              Moody's
                                                        Discount Factor:

 Convertible Preferred Stocks and
Convertible Corporate Debt
Securities having a delta range of:
  .8-.4 (investment grade)                                      1.92
 .8-.4 (below investment grade)                                2.26
 1-.8 (investment grade)                                       1.95
 1-.8 (below investment grade)                                 2.29

Convertible Preferred Stocks and
Convertible Corporate Debt
Securities that are unrated                                    2.50

Preferred stocks:
 Auction rate preferred stocks                                3.50
 Other preferred stock rated:
Aaa                                                          1.50
 Aa                                                         1.55
 A                                                          1.60
 Baa                                                        1.65
 Ba                                                         1.96
 B                                                          2.16
 Less than B or not rated                                   2.40
 DRD Preferred (investment grade)                           1.65
 DRD Preferred (below investment grade)                     2.16
 U.S. Government Obligations
(other than U.S. Treasury
Securities Strips set forth
below) with remaining terms to maturity of:
 1 year or less                                          1.04
 2 years or less                                         1.09
 3 years or less                                         1.12
 4 years or less                                         1.15
 5 years or less                                         1.18
 7 years or less                                         1.21
 10 years or less                                        1.24
 15 years or less                                        1.25
 20 years or less                                        1.26
 30 years or less                                        1.26
 U.S. Treasury Securities Strips
with remaining terms to maturity of:
 1 year or less                                         1.04
 2 years or less                                        1.10
 3 years or less                                        1.14
 4 years or less                                        1.18
 5 years or less                                        1.21
 7 years or less                                       1.27
 10 years or less                                      1.34
 15 years or less                                      1.45
 20 years or less                                      1.54
 30 years or less                                      1.66

Corporate Debt:

Convertible corporate debt
having a delta range of .4-0,
and non-convertible corporate
debt, rated at least Aa1 with
remaining terms to maturity of:

 1 year or less                                     1.09
 2 years or less                                    1.15
 3 years or less                                    1.20
 4 years or less                                    1.26
 5 years or less                                    1.32
 7 years or less                                    1.39
 10 years or less                                   1.45
 15 years or less                                   1.50
 20 years or less                                   1.50
 30 years or less                                   1.50
 Greater than 30 years                              1.65

Convertible corporate debt
having a delta range of .4-0,
and non-convertible corporate
debt, rated at least Aa3 with
remaining terms to maturity of:

 1 year or less                                 1.12
 2 years or less                                1.18
 3 years or less                                1.23
 4 years or less                                1.29
 5 years or less                                1.35
 7 years or less                                1.43
 10 years or less                               1.50
 15 years or less                               1.55
 20 years or less                               1.55
 30 years or less                              1.55
 Greater than 30 years                         1.73

Convertible corporate debt having
a delta range of .4-0, and non-
convertible corporate debt,
rated at least A3 with
remaining terms to maturity of:

 1 year or less                                  1.15
 2 years or less                                 1.22
 3 years or less                                 1.27
 4 years or less                                 1.33
 5 years or less                                 1.39
 7 years or less                                 1.47
 10 years or less                                1.55
 15 years or less                                1.60
 20 years or less                                1.60
 30 years or less                                1.60
 Greater than 30 years                           1.81

Convertible corporate debt
having a delta range of .4-0,
and non-convertible corporate
debt, rated at least Baa3 with
remaining terms of maturity of:

 1 year or less                                1.18
 2 years or less                               1.25
 3 years or less                               1.31
 4 years or less                               1.38
 5 years or less                               1.44
 7 years or less                              1.52
 10 years or less                             1.60
 15 years or less                             1.65
 20 years or less                             1.65
 30 years or less                             1.65
 Greater than 30 years                        1.89

Convertible corporate debt
having a delta range of .4-0,
and non-convertible corporate
debt, rated at least Ba3 with
remaining terms of maturity of:

 1 year or less                                1.37
 2 years or less                               1.46
 3 years or less                               1.53
 4 years or less                               1.61
 5 years or less                               1.68
 7 years or less                               1.79
 10 years or less                              1.89
 15 years or less                              1.96
 20 years or less                              1.96
 30 years or less                             1.96
 Greater than 30 years                        2.05

Convertible corporate debt
having a delta range of .4-0,
and non-convertible corporate
debt, rated at least B1 and B2
with remaining terms of maturity of:
 1 year or less                               1.50
 2 years or less                              1.60
 3 years or less                              1.68
 4 years or less                              1.76
 5 years or less                              1.85
 7 years or less                              1.97
 10 years or less                             2.08
 15 years or less                            2.16
 20 years or less                            2.28
 30 years or less                            2.29
 Greater than 30 years                       2.40


  Discount Factors
are for a seven-week exposure period; the Discount Factor applicable to Rule 144A securities shall be increased by 20%. Unless conclusions regarding liquidity risk and estimates of both the probability and severity of default for the Trust's assets can be derived from other sources, securities rated below B by Moody's and unrated securities, which are securities rated by neither Moody's, S&P nor Fitch, are limited to 10% of Moody's Eligible Assets. If a convertible corporate debt security is unrated by Moody's, S&P or Fitch, the Fund will use the percentage set forth under "NR" in this table. Ratings assigned by S&P or Fitch are generally accepted by Moody's at face value. However, adjustments to face value may be made to particular categories of credits for which the S&P and/or Fitch rating does not seem to approximate a Moody's rating equivalent.
Securities with different ratings assigned by S&P and Fitch will be accepted at the lower of the two ratings.

"Moody's Eligible Assets" means:

(a)           cash (including, for this purpose,
receivables for investments sold to a
counterparty whose senior debt securities are rated at least Baa3 by Moody's or a counterparty approved by Moody's and payable within five
Business Days following such Valuation Date and dividends and interest receivable within 70 days on investments);

(b)           Short-Term Money Market Instruments;

(c)           commercial paper that is not includible
as a Short-Term Money Market Instrument having on the Valuation Date a rating from Moody's of at least P-1 and maturing within 270 days;

(d)           preferred stocks including convertible
preferred (i) which either (A) are issued by issuers whose senior debt securities are rated at least Baa1 by Moody's or (B) are rated at least
Baa3 by Moody's or (C) in the event an issuer's senior debt securities or preferred stock is not rated by Moody's, which either (1) are issued by an issuer whose senior debt securities are rated at least A- by S&P or (2) are rated at least A-by S&P and for this purpose have been assigned a Moody's equivalent rating of at least Baa3, (ii) of issuers which have (or, in the case of issuers which are special purpose corporations, whose parent companies have) common stock listed on the New York Stock Exchange, the American Stock
Exchange or the Nasdaq National Market System,
(iii) which have a minimum issue size (when taken together with other of the issuer's issues of similar tenor) of $40,000,000, (iv) which have paid cash dividends consistently during the proceding three-year period (or, in the case of new issues without a dividend history, are rated at least A1 by Moody's or, if not rated by Moody's, are rated at least A+ by B&P), (v) which pay cumulative cash dividends in U.S. dollars,
(vi) which do not have warrants attached, (vii) which are not issued by issuers in the transportation industry and (vii) in the case of auction rate preferred stocks, which are rated at least Aa3 by Moody's, or if not rated by Moody's, AA- by S&P, AA- by Pitch or are otherwise approved in writing by Moody's and have never had a failed auction; provided, however, that for this purpose the aggregate Market Value of the Fund's holdings of any single issue of auction rate preferred stock shall not be more than 1% of the Fund's total assets.

(e)           common stocks (i) (A) which are traded
on a nationally recognized stock exchange or in the over-the-counter market, (B) if cash dividend paying, pay cash dividends in U.S. dollars and
(C) which may be sold without restriction by the Fund; provided, however, that (y) common stock which, while a Moody's Eligible Asset owned by the Fund, ceases paying any regular cash dividend will no longer be considered a Moody's Eligible
Asset until 71 days after the date of the announcement of such cessation, unless the issuer of the common stock has senior debt securities rated at least A3 by Moody's and (z) the aggregate Market Value of the Fund's holdings of the common stock of any issuer in excess of 4% in the case of utility common stock and 6% in the case of non-utility common stock of the aggregate
Market Value of the Fund's holdings shall not be Moody's Eligible Assets, (ii) which are securities denominated in any currency other than the U.S. dollar or securities of issuers formed under the laws of jurisdictions other than the United States, its states and the District of Columbia for which there are dollar-denominated
ADRs or their equivalents which are traded in the United States on exchanges or over-the-counter and are issued by banks formed under the laws of the United States, its states or the District of Columbia or (iii) which are securities of issuers formed under the laws of jurisdictions other than the United States (and in existence for at least five years) for which no ADRs are traded;
provided, however, that the aggregate Market
Value of the Fund's holdings of securities denominated in currencies other than the U.S.
dollar and ADRs in excess of (A) 6% of the aggregate Market Value of the outstanding shares of common stock of such issuer thereof or (B) 10% of the Market Value of the Fund's Moody's
Eligible Assets with respect to issuers formed under the laws of any single such non-U.S.
jurisdiction other than Australia, Belgium,
Canada, Denmark, Finland, France, Germany,
Ireland, Italy, Japan, Luxembourg, the
Netherlands, New Zealand, Norway, Portugal,
Spain, Sweden, Switzerland and the United
Kingdom, shall not be a Moody's Eligible Asset;

(f)            ADR securities, based on the following
guidelines: (i) Sponsored ADR program or
(ii) Level II or Level III ADRs. Private placement Rule 144A ADRs are not eligible for collateral consideration. Global GDR programs will be evaluated on a case by case basis;

(g)           U.S. Government Obligations;

(h)           corporate evidences of indebtedness
(i) which may be sold without restriction by the Fund which are rated at least B3 (Caa subordinate) by Moody's (or, in the event the security is not rated by Moody's, the security is rated at least B- by S&P and which for this purpose is assigned a Moody's equivalent rating of one full rating category lower), with such rating confirmed on each Valuation Date, (ii) which have a minimum issue size of at least
(A) $100,000,000 if rated at least Baa3 or
(B) $50,000,000 if rated B or Ba3, (iii) which are not convertible or exchangeable into equity of the issuing corporation and have a maturity of not more than 30 years and (iv) for which, if rated below Baa3 or not rated, the aggregate
Market Value of the Fund's holdings do not exceed
10% of the aggregate Market Value of any individual issue of corporate evidences of indebtedness calculated at the time of original issuance; and

(i)            convertible corporate evidences of
indebtedness (i) which are issued by issuers whose senior debt securities are rated at least
B2 by Moody's (or, in the event an issuer's senior debt securities are not rated by Moody's, which are issued by issuers whose senior debt securities are rated at least B by S&P and which for this purpose is assigned a Moody's equivalent rating of one full rating category lower),
(ii) which are convertible into common stocks which are traded on the New York Stock Exchange or the American Stock Exchange or are quoted on the Nasdaq National Market System and
(iii) which, if cash dividend paying, pay cash dividends in U.S. dollars; provided, however, that once convertible corporate evidences of indebtedness have been converted into common stock, the common stock issued upon conversion must satisfy the criteria set forth in clause
(e) above and other relevant criteria set forth in this definition in order to be a Moody's
Eligible Asset;

provided, however, that the Fund's investments in auction rate preferred stocks described in clause (d) above shall be included in Moody's Eligible Assets only to the extent that the aggregate Market Value of such stocks does not exceed 10% of the aggregate Market Value of all of the Fund's investments meeting the criteria set forth in clauses (a) through (g) above less the aggregate Market
Value of those investments excluded from Moody's Eligible
Assets pursuant to the paragraph appearing after clause (j) below; and

(j)            no assets which are subject to any lien
or irrevocably deposited by the Fund for the payment of amounts needed to meet the obligations described in clauses (a)(i) through (a)(iv) of the definition of "Basic Maintenance Amount" may be includible in Moody's Eligible Assets.

Notwithstanding anything to the contrary in the preceding clauses (a)-(j), the Fund's investment in preferred stock, common stock, corporate evidences of indebtedness and convertible corporate evidences of indebtedness shall not be treated as Moody's Eligible
Assets except to the extent they satisfy the following diversification requirements (utilizing Moody's Industry and Sub-industry Categories) with respect to the Market
Value of the Fund's holdings:

Issuer:

Moody's Rating(1)(2)       Non-Utility        Utility Maximum
                          Maximum Single          Single
                           Issuer(3)(4)         Issuer(3)(4)

Aaa                         100%                   100%
Aa                           20%                    20%
A                            10%                    10%
CS/CB, Baa(5)                 6%                     4%
Ba                            4%                     4%
B1/B2                         3%                     3%
B3 or below                   2%                     2%

Industry and State:

Moody's Rating(1)    Non-Utility      Utility           Utility
                      Maximum         Maximum           Maximum
                      Single         Single Sub-        Single
                     Industry(3)     Industry(3)(6)     State(3)

Aaa                    100%            100%              100%
Aa                     60%              60%               20%
A                      40%              50%               10%(7)
CS/CB, Baa(5)          20%              50%                7%(7)
Ba                     12%              12%                0%
B1/B2                  8%                8%                0%
B3 or below            5%                5%                0%



(1)           Unless conclusions regarding liquidity
risk as well as estimates of both the probability and severity of default for the Corporation's assets can be derived from other sources, securities rated below B by Moody's and unrated securities, which are securities rated by neither
Moody's, S&P nor Fitch, are limited to 10% of Moody's Eligible Assets. If a corporate, municipal or other debt security is unrated by Moody's, S&P or Fitch, the Corporation will use the percentage set forth under "B3 or below" in this table. Ratings assigned by S&P or Fitch are generally accepted by Moody's at face value.
However, adjustments to face value may be made to particular categories of credits for which the S&P and/or Fitch rating does not seem to approximate a Moody's rating equivalent.

(2) Corporate evidences of indebtedness from issues ranging $50,000,000 to $100,000,000 are limited to 20% of Moody's Eligible Assets.

(3)           The referenced percentages represent
maximum cumulative totals only for the related
Moody's rating category and each lower Moody's rating category.

(4)           Issuers subject to common ownership of
25% or more are considered as one name.

(5)           CS/CB refers to common stock and
convertible corporate evidences of indebtedness, which are diversified independently from the rating level.

(6)           In the case of utility common stock,
utility preferred stock, utility evidences of indebtedness and utility convertible evidences of indebtedness, the definition of industry refers to sub-industries (electric, water, hydro power, gas, diversified). Investments in other sub-industries are eligible only to the extent that the combined sum represents a percentage position of the Moody's Eligible Assets less than or equal to the percentage limits in the diversification tables above.

(7) Such percentage shall be 15% in the case of utilities regulated by California, New York and Texas.

"Moody's Industry Classifications" means for the purposes of determining Moody's Eligible Assets, each of the following industry classifications (or such other classifications as Moody's may from time to time approve for application to the Series D Preferred Shares).

1.       Aerospace and Defense: Major Contractor,
Subsystems, Research, Aircraft Manufacturing,
Arms, Ammunition.

2.       Automobile: Automobile Equipment, Auto-
Manufacturing, Auto Parts Manufacturing,
Personal Use Trailers, Motor Homes, Dealers.

3.       Banking: Bank Holding, Savings and
Loans, Consumer Credit, Small Loan, Agency,
Factoring, Receivables.

4.       Beverage, Food and Tobacco: Beer and
Ale, Distillers, Wines and Liquors,
Distributors, Soft Drink Syrup, Bottlers,
Bakery, Mill Sugar, Canned Foods, Corn
Refiners, Dairy Products, Meat Products,
Poultry Products, Snacks, Packaged Foods,
Distributors, Candy, Gum, Seafood, Frozen
Food, Cigarettes, Cigars, Leaf/Snuff,
Vegetable Oil.

5.       Buildings and Real Estate: Brick,
Cement, Climate Controls, Contracting,
Engineering, Construction, Hardware, Forest
Products (building-related only), Plumbing,
Roofing, Wallboard, Real Estate, Real Estate
Development, REITs, Land Development.

6.       Chemicals, Plastics and Rubber:
Chemicals (non-agricultural), Industrial
Gases, Sulphur, Plastics, Plastic Products,
Abrasives, Coatings, Paints, Varnish,
Fabricating Containers.

7.       Packaging and Glass: Glass, Fiberglass,
Containers made of: Glass, Metal, Paper,
Plastic, Wood or Fiberglass.

8.       Personal and Non-Durable Consumer
Products (Manufacturing Only): Soaps,
Perfumes, Cosmetics, Toiletries, Cleaning
Supplies, School Supplies.

9.        Diversified/Conglomerate Manufacturing.

10.     Diversified/Conglomerate Service.

11.   Diversified Natural Resources, Precious
Metals and Minerals: Fabricating,
Distribution.

12.     Ecological: Pollution Control, Waste
Removal, Waste Treatment and Waste Disposal.

13.     Electronics: Computer Hardware, Electric
Equipment, Components, Controllers, Motors,
Household Appliances, Information Service
Communication Systems, Radios, TVs, Tape
Machines, Speakers, Printers, Drivers,
Technology.

14.     Finance: Investment Brokerage, Leasing,
Syndication, Securities.

15.     Farming and Agriculture: Livestock,
Grains, Produce, Agriculture Chemicals,
Agricultural Equipment, Fertilizers.

16.      Grocery: Grocery Stores, Convenience
Food Stores.

17.     Healthcare, Education and Childcare:
Ethical Drugs, Proprietary Drugs, Research,
Health Care Centers, Nursing Homes, HMOs,
Hospitals, Hospital Supplies, Medical
Equipment.

18. Home and Office Furnishings, Housewares, and Durable Consumer Products: Carpets, Floor
Coverings, Furniture, Cooking, Ranges.

19.      Hotels, Motels, Inns and Gaming.

20.     Insurance: Life, Property and Casualty,
Broker, Agent, Surety.

21.     Leisure, Amusement, Motion Pictures,
Entertainment: Boating, Bowling, Billiards,
Musical Instruments, Fishing, Photo Equipment,
Records, Tapes, Sports, Outdoor Equipment
(Camping), Tourism, Resorts, Games, Toy
Manufacturing, Motion Picture Production
Theaters, Motion Picture Distribution.

22.     Machinery (Non-Agricultural, Non-
Construction, Non-Electronic): Industrial,
Machine Tools, Steam Generators.

23.     Mining, Steel, Iron and Non-Precious
Metals: Coal, Copper, Lead, Uranium, Zinc,
Aluminum, Stainless Steel, Integrated Steel,
Ore Production, Refractories, Steel Mill
Machinery, Mini-Mills, Fabricating,
Distribution and Sales of the foregoing.

24.     Oil and Gas: Crude Producer, Retailer,
Well Supply, Service and Drilling.

25.     Printing, Publishing, and Broadcasting:
Graphic Arts, Paper, Paper Products, Business
Forms, Magazines, Books, Periodicals,
Newspapers, Textbooks, Radio, T.V., Cable
Broadcasting Equipment.

26.     Cargo Transport: Rail, Shipping,
Railroads, Rail-car Builders, Ship Builders,
Containers, Container Builders, Parts,
Overnight Mail, Trucking, Truck Manufacturing,
Trailer Manufacturing, Air Cargo, Transport.

27.     Retail Stores: Apparel, Toy, Variety,
Drugs, Department, Mail Order Catalog,
Showroom.

28.     Telecommunications: Local, Long Distance,
Independent, Telephone, Telegraph, Satellite,
Equipment, Research, Cellular.

29.     Textiles and Leather: Producer, Synthetic
Fiber, Apparel Manufacturer, Leather Shoes.

30.     Personal Transportation: Air, Bus, Rail,
Car Rental.

31.     Utilities: Electric, Water, Hydro Power,
Gas.

32.     Diversified Sovereigns: Semi-sovereigns,
Canadian Provinces, Supra-national Agencies.

The Fund will use SIC codes in determining which industry classification is applicable to a particular investment in consultation with the Independent Accountant and Moody's, to the extent the Fund considers necessary.

"1933 Act" means the Securities Act of 1933, as amended, or any successor statute.

"1940 Act" means the Investment Company Act of 1940, as amended, or any successor statute.

"Notice of Redemption" shall have the meaning set forth in paragraph 3(c)(i) of Part II hereof.

"Outstanding" means, as of any date, Preferred Shares theretofore issued by the Fund except:

(a)           any such Preferred Share theretofore
cancelled by the Fund or delivered to the Fund for cancellation;

(b)           any such Preferred Share, other than
Auction Preferred Shares, as to which a notice of redemption shall have been given and for whose payment at the redemption thereof Deposit Assets in the necessary amount are held by the Fund in Fund for, or have been irrevocably deposited with the relevant disbursing agent for payment to, the holder of such share pursuant to the Statement of Preferences with respect thereto;

(c)           in the case of an Auction Preferred
Share, any such share theretofore delivered to the auction agent for cancellation or with respect to which the Fund has given notice of redemption and irrevocably deposited with the paying agent sufficient funds to redeem such share; and

(d) any such Preferred Share in exchange for or in lieu of which other shares have been issued and delivered.

Notwithstanding the foregoing, (i) for purposes of voting rights (including the determination of the number of shares required to constitute a quorum), any Preferred Shares as to which any subsidiary of the Fund is the holder will be disregarded and deemed not Outstanding, (ii) in connection with any auction of Auction Preferred Shares as to which the Fund or any Person known to the auction agent to be a subsidiary of the Fund is the holder will be disregarded and not deemed Outstanding.

"Person" means and includes an individual, a partnership, the Fund, a fund, a corporation, a limited liability company, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.

"Preferred Shares" means the preferred shares, par value $0.001 per share, of the Fund, and includes the Series D Preferred Shares.

"Pricing Service" means any of the following:
Bloomberg Financial Service, Bridge Information Services,
Data Resources Inc., FT Interactive, International
Securities Market Association, Merrill Lynch Securities
Pricing Service, Muller Data Corp., Reuters, S&P/J.J.
Kenny, Telerate, Trepp Pricing and Wood Gundy.

"Redemption Price" has the meaning set forth in paragraph 3(a) of Part II hereof, and for the purposes of this Statement of Preferences shall have a correlative meaning with respect to any other class or series of Preferred Shares.

"S&P" means Standard & Poor's Ratings Services, or its successors at law.

"Series D Preferred Shares" means the 6.00% Series D
Cumulative Preferred Shares, par value $0.001 per share, of the Fund.

"Series D Asset Coverage Cure Date" means, with respect to the failure by the Fund to maintain Asset
Coverage (as required by paragraph 5(a)(i) of Part II hereof) as of the last Business Day of each March, June, September and December of each year, 49 days following such Business Day.

"Short-Term Money Market Instruments" means the following types of instruments if, on the date of purchase or other acquisition thereof by the Fund, the remaining term to maturity thereof is not in excess of 180 days:

(i)            commercial paper rated A-1 if such
commercial paper matures in 30 days or A-1+ if such commercial paper matures in over 30 days;

(ii)           demand or time deposits in, and
banker's acceptances and certificates of deposit of (A) a depository institution or Fund company incorporated under the laws of the United States of America or any state thereof or the District of Columbia or (B) a United States branch office or agency of a foreign depository institution
(provided that such branch office or agency is subject to banking regulation under the laws of the United States, any state thereof or the District of Columbia);

(iii)           overnight funds; and

 (iv)         U.S. Government Obligations.

"Fund" means The Gabelli Dividend & Income Fund, a
Delaware statutory Fund.

"U.S. Government Obligations" means direct obligations of the United States or by its agencies or instrumentalities that are entitled to the full faith and credit of the United States and that, other than United
States Treasury Bills, provide for the periodic payment of interest and the full payment of principal at maturity or call for redemption.

"Valuation Date" means the last Business Day of each month, or such other date as the Fund and Moody's may agree to for purposes of determining the Basic Maintenance
Amount.

"Voting Period" shall have the meaning set forth in paragraph 4(b) of Part II hereof.

PART II

SERIES D PREFERRED SHARES

1. Dividends and Distributions.

(a) The holders of Series D Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Trustees, out of funds legally available therefor, cumulative cash dividends and distributions at the rate of 6.00% per annum (computed on the basis of a 360-day year consisting of twelve 30-day months) of the Liquidation
Preference on the Series D Preferred Shares and no more, payable quarterly on March 26, June 26, September 26 and
December 26 in each year (each, a Dividend Payment Date) commencing on December 26, 2005 (or, if any such day is not a Business Day, then on the next succeeding Business Day) to holders of record of Series D Preferred Shares as they appear on the stock register of the Fund at the close of business on the fifth preceding Business Day in preference to dividends and distributions on Common Shares and any other capital shares of the Fund ranking junior to the Series D Preferred Shares in payment of dividends and distributions. Dividends and distributions on Series D
Preferred Shares shall accumulate from the date on which such shares are originally issued. Each period beginning on and including a Dividend Payment Date (or the Date of Original Issue, in the case of the first dividend period after issuance of such shares) and ending on but excluding the next succeeding Dividend Payment Date is referred to herein as a "Dividend Period." Dividends and distributions on account of arrears for any past Dividend Period or in connection with the redemption of Series D Preferred Shares may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date not exceeding 30 days preceding the payment date thereof as shall be fixed by the Board of Trustees.

(b)   	(i) 	No full dividends and distributions
shall be declared or paid on Series D Preferred Shares for any Dividend Period or part thereof unless full cumulative dividends and distributions due through the most recent
Dividend Payment Dates therefor for all series of Preferred
Shares of the Fund ranking on a parity with the Series D
Preferred Shares as to the payment of dividends and distributions have been or contemporaneously are declared and paid through the most recent Dividend Payment Dates therefor. If full cumulative dividends and distributions due have not been paid on all such Outstanding Preferred
Shares, any dividends and distributions being paid on such Preferred Shares (including the Series D Preferred Shares) will be paid as nearly pro rata as possible in proportion to the respective amounts of dividends and distributions accumulated but unpaid on each such series of Preferred
Shares on the relevant Dividend Payment Date. No holders of Series D Preferred Shares shall be entitled to any dividends and distributions, whether payable in cash, property or shares, in excess of full cumulative dividends and distributions as provided in this paragraph 1(b)(i) on Series D Preferred Shares. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payments on any Series D Preferred Shares that may be in arrears.

(ii)           For so long as Series D Preferred
Shares are Outstanding, the Fund shall not pay any dividend or other distribution (other than a dividend or distribution paid in Common Shares, or options, warrants or rights to subscribe for or purchase Common Shares or other shares, if any, ranking junior to the Series D Preferred
Shares as to dividends and distributions and upon liquidation) in respect of the Common Shares or any other shares of the Fund ranking junior to the Series D Preferred
Shares as to the payment of dividends and the distribution of assets upon liquidation, or call for redemption, redeem, purchase or otherwise acquire for consideration any Common
Shares or any other shares of the Fund ranking junior to the Series D Preferred Shares as to the payment of dividends and the distribution of assets upon liquidation
(except by conversion into or exchange for shares of the Fund ranking junior to the Series D Preferred Shares as to dividends and distributions and upon liquidation), unless, in each case, (A) immediately thereafter, the aggregate
Adjusted Value of the Fund's Moody's Eligible Assets shall equal or exceed the Basic Maintenance Amount and the Fund shall have Asset Coverage, (B) all cumulative dividends and distributions on all Series D Preferred Shares due on or prior to the date of the transaction have been declared and paid (or shall have been declared and sufficient funds for the payment thereof deposited with the applicable Dividend-
Disbursing Agent) and (C) the Fund has redeemed the full number of Series D Preferred Shares to be redeemed mandatorily pursuant to any provision contained herein for mandatory redemption.

(iii)           Any dividend payment made on the
Series D Preferred Shares shall first be credited against the dividends and distributions accumulated with respect to the earliest Dividend Period for which dividends and distributions have not been paid.

(c) Not later than the Business Day immediately preceding each Dividend Payment Date, the Fund shall deposit with the Dividend-Disbursing Agent Deposit Assets having an initial combined value sufficient to pay the dividends and distributions that are payable on such Dividend Payment Date, which Deposit Assets shall mature on or prior to such Dividend Payment Date. The Fund may direct the Dividend-Disbursing Agent with respect to the investment of any such Deposit Assets, provided that such investment consists exclusively of Deposit Assets and provided further that the proceeds of any such investment will be available at the opening of business on such Dividend Payment Date.

2.     Liquidation Rights.

(a) In the event of any liquidation, dissolution or winding up of the affairs of the Fund, whether voluntary or involuntary, the holders of Series D Preferred Shares shall be entitled to receive out of the assets of the Fund available for distribution to shareholders, after satisfying claims of creditors but before any distribution or payment shall be made in respect of the Common Shares or any other shares of the Fund ranking junior to the Series D
Preferred Shares as to liquidation payments, a liquidation distribution in the amount of $25.00 per share (the
"Liquidation Preference"), plus an amount equal to all unpaid dividends and distributions accumulated to and including the date fixed for such distribution or payment
(whether or not earned or declared by the Fund, but excluding interest thereon), and such holders shall be entitled to no further participation in any distribution or payment in connection with any such liquidation, dissolution or winding up.

(b) If, upon any liquidation, dissolution or winding up of the affairs of the Fund, whether voluntary or involuntary, the assets of the Fund available for distribution among the holders of all Outstanding Series D
Preferred Shares, and any other Outstanding class or series of Preferred Shares of the Fund ranking on a parity with the Series D Preferred Shares as to payment upon liquidation, shall be insufficient to permit the payment in full to such holders of Series D Preferred Shares of the Liquidation Preference plus accumulated and unpaid dividends and distributions and the amounts due upon liquidation with respect to such other Preferred Shares, then such available assets shall be distributed among the holders of Series D Preferred Shares and such other
Preferred Shares ratably in proportion to the respective preferential liquidation amounts to which they are entitled. Unless and until the Liquidation Preference plus accumulated and unpaid dividends and distributions has been paid in full to the holders of Series D Preferred Shares, no dividends or distributions will be made to holders of the Common Shares or any other shares of the Fund ranking junior to the Series D Preferred Shares as to liquidation.

3.     Redemption.

The Series D Preferred Shares shall be redeemed by the Fund as provided below:

(a)   Mandatory Redemptions.

If the Fund is required to redeem any Preferred Shares
(which may include Series D Preferred Shares) pursuant to paragraphs 5(b) or 5(c) of Part II hereof, then the Fund shall, to the extent permitted by the 1940 Act and Delaware law, by the close of business on such Series D Asset
Coverage Cure Date or Basic Maintenance Amount Cure Date
(herein collectively referred to as a "Cure Date"), as the case may be, fix a redemption date and proceed to redeem shares as set forth in paragraph 3(c) hereof. On such redemption date, the Fund shall redeem, out of funds legally available therefor, the number of Preferred Shares, which, to the extent permitted by the 1940 Act and Delaware law, at the option of the Fund may include any proportion of Series D Preferred Shares or any other series of Preferred Shares, equal to the minimum number of shares the redemption of which, if such redemption had occurred immediately prior to the opening of business on such Cure
Date, would have resulted in the Fund having Asset Coverage or an Adjusted Value of its Moody's Eligible Assets equal to or greater than the Basic Maintenance Amount, as the case may be, immediately prior to the opening of business on such Cure Date or, if Asset Coverage or an Adjusted
Value of its Eligible Assets equal to or greater than the Basic Maintenance Amount, as the case may be, cannot be so restored, all of the Outstanding Series D Preferred Shares, at a price equal to $25.00 per share plus accumulated but unpaid dividends and distributions (whether or not earned or declared by the Fund) through the date of redemption
(the "Redemption Price").  In the event that Preferred
Shares are redeemed pursuant to paragraphs 5(b) or 5(c) of
Part II hereof, the Fund may, but is not required to, redeem a sufficient number of Series D Preferred Shares pursuant to this paragraph 3(a) which, when aggregated with other Preferred Shares redeemed by the Fund, permits the Fund to have with respect to the Preferred Shares
(including the Series D Preferred Shares) remaining
Outstanding after such redemption (i) Asset Coverage of as much as 220% and (ii) Moody's Eligible Assets with Adjusted
Value of as great as 110% of the Basic Maintenance Amount.
In the event that all of the Series D Preferred Shares then
Outstanding are required to be redeemed pursuant to paragraph 5 of Part II hereof, the Fund shall redeem such shares at the Redemption Price and proceed to do so as set forth in paragraph 3(c) hereof.

(b)   Optional Redemptions.

Prior to November 3, 2010 the Series D Preferred
Shares are not subject to optional redemption by the Fund unless such redemption is necessary, in the judgment of the Board of Trustees, to maintain the Fund's status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended. Commencing
November 3, 2010 and thereafter, and prior thereto to the extent necessary to maintain the Fund's status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended, to the extent permitted by the 1940 Act and Delaware law, the Fund may at any time upon Notice of Redemption redeem the Series D
Preferred Shares in whole or in part at the Redemption
Price per share, which notice shall specify a redemption date of not fewer than 15 days nor more than 40 days after the date of such notice.

(c)   Procedures for Redemption.

(i)             If the Fund shall determine or be
required to redeem Series D Preferred Shares pursuant to this paragraph 3, it shall mail a written notice of redemption ("Notice of Redemption") with respect to such redemption by first class mail, postage prepaid, to each holder of the shares to be redeemed at such holder's address as the same appears on the stock books of the Fund on the close of business on such date as the Board of Trustees may determine, which date shall not be earlier than the second Business Day prior to the date upon which such Notice of Redemption is mailed to the holders of Series D Preferred Shares. Each such Notice of Redemption shall state: (A) the redemption date as established by the Board of Trustees; (B) the number of Series D Preferred
Shares to be redeemed; (C) the CUSIP number(s) of such shares; (D) the Redemption Price; (E) the place or places where the certificate(s) for such shares (properly endorsed or assigned for transfer, if the Board of Trustees shall so require and the Notice of Redemption shall so state) are to be surrendered for payment in respect of such redemption;
(F) that dividends and distributions on the shares to be redeemed will cease to accrue on such redemption date;
(G) the provisions of this paragraph 3 under which such redemption is made; and (H) in the case of a redemption pursuant to paragraph 3(b), any conditions precedent to such redemption. If fewer than all Series D Preferred
Shares held by any holder are to be redeemed, the Notice of Redemption mailed to such holder also shall specify the number or percentage of shares to be redeemed from such holder. No defect in the Notice of Redemption or the mailing thereof shall affect the validity of the redemption proceedings, except as required by applicable law.

(ii)           If the Fund shall give a Notice of
Redemption, then by the close of business on the Business
Day preceding the redemption date specified in the Notice of Redemption (so long as any conditions precedent to such redemption have been met) or, if the Dividend-Disbursing
Agent so agrees, another date not later than the redemption date, the Fund shall (A) deposit with the Dividend-
Disbursing Agent Deposit Assets that shall mature on or prior to such redemption date having an initial combined value sufficient to effect the redemption of the Series D
Preferred Shares to be redeemed and (B) give the Dividend-
Disbursing Agent irrevocable instructions and authority to pay the Redemption Price to the holders of the Series D
Preferred Shares called for redemption on the redemption date. The Fund may direct the Dividend-Disbursing Agent with respect to the investment of any Deposit Assets so deposited provided that the proceeds of any such investment will be available at the opening of business on such redemption date. Upon the date of such deposit (unless the Fund shall default in making payment of the Redemption
Price), all rights of the holders of the Series D Preferred
Shares so called for redemption shall cease and terminate except the right of the holders thereof to receive the Redemption Price thereof and such shares shall no longer be deemed Outstanding for any purpose. The Fund shall be entitled to receive, promptly after the date fixed for redemption any cash in excess of the aggregate Redemption
Price of the Series D Preferred Shares called for redemption on such date and any remaining Deposit Assets.
Any assets so deposited that are unclaimed at the end of two years from such redemption date shall, to the extent permitted by law, be repaid to the Fund, after which the holders of the Series D Preferred Shares so called for redemption shall look only to the Fund for payment of the Redemption Price thereof. The Fund shall be entitled to receive, from time to time after the date fixed for redemption, any interest on the Deposit Assets so deposited.

(iii)          On or after the redemption date,
each holder of Series D Preferred Shares that are subject to redemption shall surrender the certificate evidencing such shares to the Fund at the place designated in the Notice of Redemption and shall then be entitled to receive the cash Redemption Price, without interest.

(iv)          In the case of any redemption of
less than all of the Series D Preferred Shares pursuant to this Statement of Preferences, such redemption shall be made pro rata from each holder of Series D Preferred Shares in accordance with the respective number of shares held by each such holder on the record date for such redemption.

(v)           Notwithstanding the other
provisions of this paragraph 3, the Fund shall not redeem
Series D Preferred Shares unless all accumulated and unpaid dividends and distributions on all Outstanding Series D
Preferred Shares and other Preferred Shares ranking on a parity with the Series D Preferred Shares with respect to dividends and distributions for all applicable past
Dividend Periods (whether or not earned or declared by the Fund) shall have been or are contemporaneously paid or declared and Deposit Assets for the payment of such dividends and distributions shall have been deposited with the Dividend-Disbursing Agent as set forth in paragraph
1(c) of Part II hereof, provided, however, that the foregoing shall not prevent the purchase or acquisition of outstanding Preferred Shares pursuant to the successful completion of an otherwise lawful purchase or exchange offer made on the same terms to holders of all Outstanding
Series D Preferred Shares.

If the Fund shall not have funds legally available for the redemption of, or is otherwise unable to redeem, all the Series D Preferred Shares or other Preferred Shares designated to be redeemed on any redemption date, the Fund shall redeem on such redemption date the number of Series D
Preferred Shares and other Preferred Shares so designated as it shall have legally available funds, or is otherwise able, to redeem ratably on the basis of the Redemption
Price from each holder whose shares are to be redeemed, and the remainder of the Series D Preferred Shares and other
Preferred Shares designated to be redeemed shall be redeemed on the earliest practicable date on which the Fund shall have funds legally available for the redemption of, or is otherwise able to redeem, such shares upon Notice of Redemption.

4.     Voting Rights.

(a)    General.

Except as otherwise provided in the Governing
Documents or a resolution of the Board of Trustees, or as required by applicable law, holders of Series D Preferred
Shares shall have no power to vote on any matter except matters submitted to a vote of the Common Shares. In any matter submitted to a vote of the holders of the Common
Shares, each holder of Series D Preferred Shares shall be entitled to one vote for each Series D Preferred Share held and the holders of the Outstanding Preferred Shares, including Series D Preferred Shares, and the Common Shares shall vote together as a single class; provided, however, that at any meeting of the shareholders of the Fund held for the election of Trustees, the holders of the Outstanding Preferred Shares, including Series D Preferred
Shares, shall be entitled, as a class, to the exclusion of the holders of all other securities and classes of capital shares of the Fund, to elect a number of Fund's Trustees, such that following the election of Trustees at the meeting of the shareholders, the Fund's Board of Trustees shall contain two Trustees elected by the holders of the Outstanding Preferred Shares, including the Series D
Preferred Shares. Subject to paragraph 4(b) of Part II hereof, the holders of the outstanding capital shares of the Fund, including the holders of Outstanding Preferred
Shares, including the Series D Preferred Shares, voting as a single class, shall elect the balance of the trustees.

(b)   Right to Elect Majority of Board of Trustees.

During any period in which any one or more of the conditions described below shall exist (such period being referred to herein as a "Voting Period"), the number and/or composition of trustees constituting the Board of Trustees shall be adjusted as necessary to permit the holders of Outstanding Preferred Shares, including the Series D
Preferred Shares, voting separately as one class (to the exclusion of the holders of all other securities and classes of capital shares of the Fund) to elect the number of trustees that, when added to the two trustees elected exclusively by the holders of Preferred Shares pursuant to paragraph 4(a) above, would constitute a simple majority of the Board of Trustees as so adjusted. The Fund and the Board of Trustees shall take all necessary actions, including effecting the removal of trustees or amendment of the Fund's Declaration, to effect an adjustment of the number and/or composition of trustees as described in the preceding sentence. A Voting Period shall commence:

(i)            if at any time accumulated
dividends and distributions (whether or not earned or declared, and whether or not funds are then legally available in an amount sufficient therefor) on the Outstanding Series D Preferred Shares equal to at least two full years' dividends and distributions shall be due and unpaid and sufficient cash or specified securities shall not have been deposited with the Dividend-Disbursing Agent for the payment of such accumulated dividends and distributions; or

(ii)           if at any time Holders of any
other Preferred Shares are entitled to elect a majority of the Trustees of the Fund under the 1940 Act or Statement of Preferences creating such shares.

Upon the termination of a Voting Period, the voting rights described in this paragraph 4(b) shall cease, subject always, however, to the reverting of such voting rights in the holders of Preferred Shares upon the further occurrence of any of the events described in this paragraph
4(b).

(c)   Right to Vote with Respect to Certain Other
Matters.

Subject to paragraph 1 of Part III of this Statement of Preferences, so long as any Series D Preferred Shares are Outstanding, the Fund shall not, without the affirmative vote of the holders of a majority (as defined in the 1940 Act) of the Preferred Shares Outstanding at the time and present and voting on such matter, voting separately as one class, amend, alter or repeal the provisions of this Statement of Preferences so as to in the aggregate adversely affect the rights and preferences set forth in any Statement of Preferences, including the Series D Preferred Shares. To the extent permitted under the 1940 Act, in the event that more than one series of Preferred Shares are Outstanding, the Fund shall not effect any of the actions set forth in the preceding sentence which in the aggregate adversely affects the rights and preferences set forth in the Statement of Preferences for a series of Preferred Shares differently than such rights and preferences for any other series of Preferred Shares without the affirmative vote of the holders of at least a majority of the Preferred Shares Outstanding and present and voting on such matter of each series adversely affected
(each such adversely affected series voting separately as a class to the extent its rights are affected differently).
The holders of the Series D Preferred Shares shall not be entitled to vote on any matter that affects the rights or interests of only one or more other series of Preferred
Shares. The Fund shall notify Moody's ten Business Days prior to any such vote described above. Unless a higher percentage is required under the Governing Documents or applicable provisions of the Delaware Statutory Fund Act or the 1940 Act, the affirmative vote of the holders of a majority of the Outstanding Preferred Shares, including
Series D Preferred Shares, voting together as a single class, will be required to approve any plan of reorganization adversely affecting the Preferred Shares or any action requiring a vote of security holders under
Section 13(a) of the 1940 Act. For purposes of this paragraph 4(c), the phrase "vote of the holders of a majority of the Outstanding Preferred Shares" (or any like phrase) shall mean, in accordance with Section 2(a)(42) of the 1940 Act, the vote, at the annual or a special meeting of the shareholders of the Fund duly called (i) of 67 percent or more of the Preferred Shares present at such meeting, if the holders of more than 50 percent of the Outstanding Preferred Shares are present or represented by proxy; or (ii) of more than 50 percent of the Outstanding
Preferred Shares, whichever is less. The class vote of holders of Preferred Shares described above will in each case be in addition to a separate vote of the requisite percentage of Common Shares and Preferred Shares, including
Series D Preferred Shares, voting together as a single class, necessary to authorize the action in question. An increase in the number of authorized Preferred Shares pursuant to the Governing Documents or the issuance of additional shares of any series of Preferred Shares
(including Series D Preferred Shares) pursuant to the
Governing Documents shall not in and of itself be considered to adversely affect the rights and preferences of the Preferred Shares.

(d)   Voting Procedures.

(i)            As soon as practicable after the
accrual of any right of the holders of Preferred Shares to elect additional trustees as described in paragraph
4(b) above, the Fund shall call a special meeting of such holders and instruct the Dividend-Disbursing Agent to mail a notice of such special meeting to such holders, such meeting to be held not less than 10 nor more than 20 days after the date of mailing of such notice. If the Fund fails to send such notice to the Dividend-Disbursing Agent or if the Fund does not call such a special meeting, it may be called by any such holder on like notice. The record date for determining the holders entitled to notice of and to vote at such special meeting shall be the close of business on the day on which such notice is mailed or such other date as the Board of Trustees shall determine. At any such special meeting and at each meeting held during a Voting Period, such holders of Preferred Shares, voting together as a class (to the exclusion of the holders of all other securities and classes of capital shares of the
Fund), shall be entitled to elect the number of trustees prescribed in paragraph 4(b) above on a one-vote-per-share basis. At any such meeting, or adjournment thereof in the absence of a quorum, a majority of such holders present in person or by proxy shall have the power to adjourn the meeting without notice, other than by an announcement at the meeting, to a date not more than 120 days after the original record date.

(ii)           For purposes of determining any
rights of the holders of Series D Preferred Shares to vote on any matter or the number of shares required to constitute a quorum, whether such right is created by this Statement of Preferences, by the other provisions of the Governing Documents, by statute or otherwise, any Series D
Preferred Share which is not Outstanding shall not be counted.

(iii)          The terms of office of all persons
who are trustees of the Fund at the time of a special meeting of holders of Preferred Shares to elect trustees and who remain trustees following such meeting shall continue, notwithstanding the election at such meeting by such holders of the number of trustees that they are entitled to elect, and the persons so elected by such holders, together with the two incumbent trustees elected by the holders of Preferred Shares, and the remaining incumbent trustees elected by the holders of the Common
Shares and Preferred Shares, shall constitute the duly elected trustees of the Fund.

(iv)          Upon the expiration of a Voting
Period, the terms of office of the additional trustees elected by the holders of Preferred Shares pursuant to paragraph 4(b) above shall expire at the earliest time permitted by law, and the remaining trustees shall constitute the trustees of the Fund and the voting rights of such holders of Preferred Shares, including Series D
Preferred Shares, to elect additional trustees pursuant to paragraph 4(b) above shall cease, subject to the provisions of the last sentence of paragraph 4(b). Upon the expiration of the terms of the trustees elected by the holders of Preferred

Shares pursuant to paragraph 4(b) above, the number of trustees shall be automatically reduced to the number of trustees on the Board immediately preceding such Voting
Period.

(e)    Exclusive Remedy.

Unless otherwise required by law, the holders of Series D Preferred Shares shall not have any rights or preferences other than those specifically set forth herein. The holders of Series D Preferred Shares shall have no preemptive rights or rights to cumulative voting.
In the event that the Fund fails to pay any dividends and distributions on the Series D Preferred Shares, the exclusive remedy of the holders shall be the right to vote for trustees pursuant to the provisions of this paragraph
4.

(f)    Notification to Moody's.

In the event a vote of holders of Series D Preferred
Shares is required pursuant to the provisions of
Section 13(a) of the 1940 Act, as long as the Series D
Preferred Shares are rated by Moody's at the Fund's request, the Fund shall, not later than ten Business Days prior to the date on which such vote is to be taken, notify
Moody's that such vote is to be taken and the nature of the action with respect to which such vote is to be taken and, not later than ten Business Days after the date on which such vote is taken, notify Moody's of the result of such vote.

5.     Coverage Tests.

(a)   Determination of Compliance.

For so long as any Series D Preferred Shares are Outstanding, the Fund shall make the following determinations:

(i)            Asset Coverage.  The Fund shall
have Asset Coverage as of the last Business Day of each March, June, September and December of each year in which any Series D Preferred Shares are Outstanding.

(ii)           Basic Maintenance Amount
Requirement.

(A)           For so long as any Series D
Preferred Shares are Outstanding and are rated by Moody's at the Fund's request, the Fund shall maintain, on each Valuation Date, Moody's Eligible Assets having an Adjusted
Value at least equal to the Basic Maintenance Amount, each as of such Valuation Date. Upon any failure to maintain
Moody's Eligible Assets having an Adjusted Value at least equal to the Basic Maintenance Amount, the Fund shall use all commercially reasonable efforts to retain Moody's
Eligible Assets having an Adjusted Value at least equal to the Basic Maintenance Amount on or prior to the Basic
Maintenance Amount Cure Date, by altering the composition of its portfolio or otherwise.

(B)          The Administrator shall prepare a
Basic Maintenance Report relating to each Valuation Date.
On or before 5:00 P.M., New York City time, on the fifth
Business Day after the first Valuation Date following the Date of Original Issue of the Series D Preferred Shares and after each (1) Annual Valuation Date, (2) Valuation Date on which the Fund fails to satisfy the requirements of paragraph 5(a)(ii)(A) above, (3) Basic Maintenance Amount
Cure Date following a Valuation Date on which the Fund fails to satisfy the requirements of paragraph
5(a)(ii)(A) above and (4) Valuation Date and any immediately succeeding Business Day on which the Adjusted
Value of the Fund's Moody's Eligible Assets exceeds the
Basic Maintenance Amount by 5% or less, the Fund shall complete and deliver to Moody's a Basic Maintenance Report, which will be deemed to have been delivered to Moody's if Moody's receives a copy or telecopy, telex or other electronic transcription or transmission of the Basic
Maintenance Report and on the same day the Fund mails to Moody's for delivery on the next Business Day the Basic
Maintenance Report. A failure by the Fund to deliver a Basic Maintenance Report under this paragraph
5(a)(ii)(B) shall be deemed to be delivery of a Basic
Maintenance Report indicating an Adjusted Value of the Fund's Moody's Eligible Assets less than the Basic
Maintenance Amount, as of the relevant Valuation Date.

(C)          Within thirty (30) Business Days
after the date of delivery to Moody's of a Basic
Maintenance Report in accordance with paragraph
5(a)(ii)(B) above relating to an Annual Valuation Date, the Fund shall deliver to Moody's an Accountant's Confirmation relating to such Basic Maintenance Report that was prepared by the Fund during the quarter ending on such Annual
Valuation Date. Also, within fifteen (15) Business Days after the date of delivery to Moody's of a Basic
Maintenance Report in accordance with paragraph
5(a)(ii)(B) above relating to a Valuation Date on which the Fund fails to satisfy the requirements of paragraph
5(a)(ii)(A) and any Basic Maintenance Amount Cure Date, the
Fund shall deliver to Moody's an Accountant's Confirmation relating to such Basic Maintenance Report.

(D)          In the event the Adjusted Value of
the Fund's Moody's Eligible Assets shown in any Basic
Maintenance Report prepared pursuant to paragraph
5(a)(ii)(B) above is less than the applicable Basic
Maintenance Amount, the Fund shall have until the Basic
Maintenance Amount Cure Date to achieve an Adjusted Value of the Fund's Moody's Eligible Assets at least equal to the Basic Maintenance Amount, and upon such achievement (and not later than such Basic Maintenance Amount Cure Date) the Fund shall inform Moody's of such achievement in writing by delivery of a revised Basic Maintenance Report showing an Adjusted Value of the Fund's Moody's Eligible Assets at least equal to the Basic Maintenance Amount as of the date of such revised Basic Maintenance Report.

(E)           On or before 5:00 P.M., New York
City time, on no later than the fifth Business Day after the next Valuation Date following each date on which the Fund has repurchased more than 1% of its Common Shares since the most recent date of delivery of a Basic
Maintenance Report, the Fund shall complete and deliver to Moody's a Basic Maintenance Report. A Basic Maintenance
Report delivered as provided in paragraph 5(a)(ii)(B) above also shall be deemed to have been delivered pursuant to this paragraph 5(a)(ii)(E).

(b)    Failure to Meet Asset Coverage.

If the Fund fails to have Asset Coverage as provided in paragraph 5(a)(i) hereof and such failure is not cured as of the related Series D Asset Coverage Cure Date,
(i) the Fund shall give a Notice of Redemption as described in paragraph 3 of Part II hereof with respect to the redemption of a sufficient number of Preferred Shares, which at the Fund's determination (to the extent permitted by the 1940 Act and Delaware law) may include any proportion of Series D Preferred Shares, to enable it to meet the requirements of paragraph 5(a)(i) above, and, at the Fund's discretion, such additional number of Series D
Preferred Shares or other Preferred Shares in order that the Fund have Asset Coverage with respect to the Series D
Preferred Shares and any other Preferred Shares remaining
Outstanding after such redemption as great as 220%, and
(ii) deposit with the Dividend-Disbursing Agent Deposit
Securities having an initial combined value sufficient to effect the redemption of the Series D Preferred Shares or other Preferred Shares to be redeemed, as contemplated by paragraph 3 of Part II hereof.

(c) Failure to Maintain Moody's Eligible Assets having an Adjusted Value at Least Equal to the Basic
Maintenance Amount.

If the Fund fails to have Moody's Eligible Assets having an Adjusted Value at least equal to the Basic
Maintenance Amount as provided in paragraph
5(a)(ii)(A) above and such failure is not cured, the Fund shall, on or prior to the Basic Maintenance Amount Cure
Date, (i) give a Notice of Redemption as described in paragraph 3 of Part II hereof with respect to the redemption of a sufficient number of Series D Preferred
Shares or other Preferred Shares to enable it to meet the requirements of paragraph 5(a)(ii)(A) above, and, at the Fund's discretion, such additional number of Series D
Preferred Shares or other Preferred Shares in order that the Fund have Adjusted Assets with respect to the remaining
Series D Preferred Shares and any other Preferred Shares remaining Outstanding after such redemption as great as 110% of the Basic Maintenance Amount, and (ii) deposit with the Dividend-Disbursing Agent Deposit Assets having an initial combined value sufficient to effect the redemption of the Series D Preferred Shares or other Preferred Shares to be redeemed, as contemplated by paragraph 3 of Part II hereof.

(d)    Status of Shares Called for Redemption.

For purposes of determining whether the requirements of paragraphs 5(a)(i) and 5(a)(ii)(A) hereof are satisfied,
(i) no Series D Preferred Share shall be deemed to be Outstanding for purposes of any computation if, prior to or concurrently with such determination, sufficient Deposit
Assets to pay the full Redemption Price for such share shall have been deposited in Fund with the Dividend-
Disbursing Agent (or applicable paying agent) and the requisite Notice of Redemption shall have been given, and
(ii) such Deposit Assets deposited with the Dividend-
Disbursing Agent (or paying agent) shall not be included.

6.     Certain Other Restrictions.

(a) For so long as the Series D Preferred Shares are rated by Moody's at the request of the Fund, the Fund will not, and will cause the Adviser not to, (i) knowingly and willfully purchase or sell any asset for the specific purpose of causing, and with the actual knowledge that the effect of such purchase or sale will be to cause, the Fund to have Moody's Eligible Assets having an Adjusted Value as of the date of such purchase or sale to be less than the Basic Maintenance Amount as of such date, (ii) in the event that, as of the immediately preceding Valuation Date, the Adjusted Value of the Fund's Moody's Eligible Assets exceeded the Basic Maintenance Amount by 5% or less, alter the composition of the Fund's assets in a manner reasonably expected to reduce the Adjusted Value of the Fund's Moody's
Eligible Assets, unless the Fund shall have confirmed that, after giving effect to such alteration, the Adjusted Value of the Fund's Moody's Eligible Assets exceeded the Basic
Maintenance Amount or (iii) declare or pay any dividend or other distribution on any Common Shares or repurchase any Common Shares, unless the Fund shall have confirmed that, after giving effect to such declaration, other distribution or repurchase, the Fund continued to satisfy the requirements of paragraph 5(a)(ii)(A) of Part II hereof.

(b) For so long as the Series D Preferred Shares are rated by Moody's at the request of the Fund, unless the Fund shall have received written confirmation from Moody's, the Fund may engage in the lending of its portfolio securities only in an amount of up to 20% of the Fund's total assets, provided that the Fund receives cash collateral for such loaned securities which is maintained at all times in an amount equal to at least 100% of the current market value of the loaned securities and, if invested, is invested only in Short-Term Money Market
Investments or in money market mutual funds meeting the requirements of Rule 2a-7 under the 1940 Act that maintain a constant $1.00 per share net asset value and treat the loaned securities rather than the collateral as the assets of the Fund for purposes of determining compliance with paragraph 5 of Part II hereof.

(c) For so long as the Series D Preferred Shares are rated by Moody's at the request of the Fund, the Fund shall not consolidate the Fund with, merge the Fund into, sell or otherwise transfer all or substantially all of the Fund's assets to another Person or adopt a plan of liquidation of the Fund, in each case without providing prior written notification to Moody's.

7.     Limitation on Incurrence of Additional
Indebtedness and Issuance of Additional Preferred Shares

(a)   So long as any Series D Preferred Shares are
Outstanding the Fund may issue and sell one or more series of a class of senior securities of the Fund representing indebtedness under Section 18 of the 1940 Act and/or otherwise create or incur indebtedness, provided that immediately after giving effect to the incurrence of such indebtedness and to its receipt and application of the proceeds thereof, the Fund shall have an "asset coverage" for all senior securities representing indebtedness, as defined in Section 18(h) of the 1940 Act, of at least 300% of the amount of all indebtedness of the Fund then outstanding and no such additional indebtedness shall have any preference or priority over any other indebtedness of the Fund upon the distribution of the assets of the Fund or in respect of the payment of interest. Any possible liability resulting from lending and/or borrowing portfolio securities, entering into reverse repurchase agreements, entering into futures contracts and writing options, to the extent such transactions are made in accordance with the investment restrictions of the Fund then in effect, shall not be considered to be indebtedness limited by this paragraph 7(a).

(b)   So long as any Series D Preferred Shares are
Outstanding, the Fund may issue and sell shares of one or more other series of Preferred Shares constituting a series of a class of senior securities of the Fund representing stock under Section 18 of the 1940 Act in addition to the Series D Preferred Shares, provided that (i) the Fund shall, immediately after giving effect to the issuance of such additional Preferred Shares and to its receipt and application of the proceeds thereof, including, without limitation, to the redemption of Preferred Shares for which a Redemption Notice has been mailed prior to such issuance, have an "asset coverage" for all senior securities which are stock, as defined in Section 18(h) of the 1940 Act, of at least 200% of the sum of the liquidation preference of the Series D Preferred Shares and all other Preferred
Shares of the Fund then Outstanding, and (ii) no such additional Preferred Shares shall have any preference or priority over any other Preferred Shares of the Fund upon the distribution of the assets of the Fund or in respect of the payment of dividends.

8.     Status of Redeemed or Repurchased Series D
Preferred

Series D Preferred Shares which at any time have been redeemed or purchased by the Fund shall, after such redemption or purchase, have the status of authorized but unissued Preferred Shares.

PART III

ABILITY OF BOARD OF TRUSTEES TO MODIFY THE STATEMENT OF
PREFERENCES

1.     Modification  to Prevent Ratings Reduction or
Withdrawal.

The Board of Trustees, without further action by the shareholders, may amend, alter, add to or repeal any provision of this Statement of Preferences including provisions that have been adopted by the Fund pursuant to the Rating Agency guidelines, if the Board of Trustees determines that such amendments or modifications are necessary to prevent a reduction in, or the withdrawal of, a rating of the Preferred Shares and are in the aggregate in the best interests of the holders of the Preferred
Shares.

2.     Other Modification.

The Board of Trustees, without further action by the shareholders, may amend, alter, add to or repeal any provision of this Statement of Preferences including provisions that have been adopted by the Fund pursuant to the rating agency guidelines, if the Board of Trustees determines that such amendments or modifications will not in the aggregate adversely affect the rights and preferences of the holders of any series of the Preferred
Shares, provided, that the Fund has received advice from each applicable Rating Agency that such amendment or modification is not expected to adversely affect such Rating Agency's then-current rating of such series of the Fund's Preferred Shares.

Notwithstanding the provisions of the preceding paragraph, to the extent permitted by law, the Board of Trustees, without the vote of the holders of the Series D
Preferred Shares or any other capital shares of the Fund, may amend the provisions of this Statement of Preferences to resolve any inconsistency or ambiguity or to remedy any formal defect so long as the amendment does not in the aggregate adversely affect the rights and preferences of the Series D Preferred Shares.

IN WITNESS WHEREOF, The Gabelli Dividend & Income
Trust has caused these presents to be signed in its name
and on its behalf by a duly authorized officer, and its corporate seal to be hereunto affixed and attested by its Secretary, and the said officers of the Fund further acknowledge said instrument to be the corporate act of the Fund, and state that to the best of their knowledge, information and belief under penalty of perjury the matters and facts herein set forth with respect to approval are
true in all material respects, all as of November    , 2005.



By:
Name: Bruce N. Alpert
Title: President

Attest:
Name: James E. McKee
Title: Secretary